# PROPOSAL FOR THE GMP MANUFACTURE OF PBT2

MAY 25, 2007

# CONTENTS

## 1. BACKGROUND

IDT manufactured 8.3kg of PBT2 in April 2005 and 3.5kg of PBT2 in September 2006 under GMP conditions by the route 3 synthetic method. The synthetic method has been subsequently developed to use acetyl chloride and pyridine in dichloromethane instead of neat acetic anhydride for the acetylation step. Prana have requested that IDT initially manufacture a 4kg batch of PBT2, followed by manufacture of up to 30kg of PBT2 using this modified manufacturing method.

## 2. TECHNOLOGY

The use of the newly developed acetylation conditions has resulted in removal of the impurity at RRT 1.10 in the finished product and elimination of the difficulties with the acetylation reaction that were experienced during the previous manufacturing campaign. For the purposes of the current proposal it is assumed that the N-oxide manufacture will be completed in two batches and that the acetylation process will be telescoped to the diol reaction as a single batch. All other manufacturing processes will be the same as for the previous GMP manufacture.

## 3. GMP MANUFACTURING FACILITIES

### 3.1 Design

Bulk active pharmaceutical ingredient manufacturing plants have been constructed at IDT's Boronia site. Validation of these facilities was completed in 1996. These facilities have been designed as multipurpose facilities with a manufacturing capability in the 10L - 2000L range.

### 3.2 Construction

The facilities are situated within the outer shell of the building at 55 Wadhurst Drive, Boronia and are used to manufacture active raw materials for clinical administration. The controlled environment areas are designed to achieve US Class 100,000 conditions and are subject to an environmental monitoring program. Single pass air is used with terminal HEPA filtering for both inlet and outlet air in the cytotoxic areas.

The manufacturing rooms are maintained at appropriate pressure differentials relative to atmosphere.

The facilities are designed to meet TGA, FDA and European GMP requirements.

### 3.3 Services

Operators wear PVC "spacesuits" or tyvec suits and breathing air is piped into the work rooms. Other services including distilled water, low pyrogen water, compressed air, vacuum, steam and cold glycol circulation are provided. Both liquid and solid wastes are collected for incineration or removal by an authorized waste management company.

### 3.4 Equipment

The facilities utilize glass lined stainless steel vessels, glass vessels and glass, polypropylene and stainless steel piping.

### 3.5 GMP

Installation Qualification and Operational Qualification are completed for the plant and equipment. As the plants are designed to manufacture several active raw materials, stringent measures to prevent cross contamination have been developed and implemented. Emphasis is placed on cleaning procedures and swabbing techniques. The facilities are extensively monitored for viable and non-viable particulate levels.

### 3.6 Analytical Testing

Analytical testing will be conducted in IDT's facilities at 45 Wadhurst Drive, Boronia. The GMP facilities at this site are approved by the Australian Therapeutic Goods Administration for manufacture of pharmaceutical materials for human use. The laboratory includes validated Thermoline® Stability cabinets established to store samples under ICH controlled temperature and humidity conditions for long term stability trials.

## 4. LABORATORY DEVELOPMENT / GMP MANUFACTURE

### 4.1 Laboratory Development

Raw Material and In Process Test Methods

Test methods need to be developed for any starting materials not used in the previous GMP manufacturing process.

Scale-Up Development

Further development may be required to implement recommendations from the previous manufacturing campaign.

Finished Product Test Methods

A test method for the API has been validated. The PBT2 produced will be evaluated using the validated test procedure. If new process impurities are present in the batch that co-elute with the main band some re-validation may be required. This will be evaluated at the time. If any further analytical validation is required a proposal will be generated and at that time.

### 4.2 Documentation

Batch Records

Batch records will re-evaluated and rewritten to incorporate the recommendations from the previous GMP manufacture of PBT2. The batch records will define the reaction parameters and procedures, and incorporate safety requirements specific to the equipment and process.

Development Report

A summary of the GMP synthesis and laboratory scale-up will be produced, if requested by Prana.

### 4.3 GMP Manufacturing

Manufacture and analytical testing of the 30kg batch of PBT2 active pharmaceutical ingredient under GMP will be undertaken to yield product suitable for stability, formulation, toxicology and clinical trials.

### 4.3 QC Release Testing

The batch will undergo full QC release testing including, assay, purity, identity and appearance. A signed certificate of analysis will be issued.

Extra testing will be done as part of the development, as required. This may include physio-chemical properties such as pH of solution, XRD and TGA/DTA and LC-MS characterisation of new process impurities.

### 4.4 Stability Testing

A full stability trial to ICH standard will be conducted on the GMP batch if required. This will include storage at normal and accelerated conditions, with QC testing at up to 6 time points per trial. The protocol will be approved by Prana.

## 5. FEE STRUCTURE

The proposed "Fee Structure" for the GMP manufacture of PBT2 is given in Attachment 1.

All raw materials, reagents and outside analytical testing will be disbursed to Prana at cost. IDT will invoice Prana for the dispersements and work conducted at IDT as promptly as possible.

## 6. TIMELINES

Some of the raw materials required for the manufacture of PBT2 are sea freight items. At least 8 weeks should be allowed for delivery of sea freight items from time of order.

After completion of the process and analytical development (and validation, if required), the time-line for completion of the bulk GMP API manufacture, QC testing and release is 17 weeks from receipt of the bulk raw materials.

## 7. CONTRACTUAL AGREEMENT

A formal contractual document is given as Attachment 2.

## 8. OTHER INFORMATION

This proposal has been compiled in response to a request from the Client and remains the copyright property of IDT until such time as a formal contract for undertaking the defined activities is entered into.

The content of this proposal must not be disclosed to any third party, who may reasonably be seen as a competitor to IDT in relation to this project.

This proposal is valid for 30 days from the date of issue specified below, after which a new proposal may be issued.

As IDT is a Registered Research Agency (RRA) with the Industry Research and Development Board, the cost of all work undertaken by IDT for clients on eligible R & D activities could be claimed against their assessable income.

A Project Authorisation form is attached, together with a copy of IDT's Standard Terms and conditions. If the above proposal is acceptable could you please sign and return the Project Authorisation to IDT.

SIGNED: ......JWalter......................................

Justine Walter, R & D Project Leader

DATE: ......12/6/07......................................

# ATTACHMENT 1

# ACTIVE PHARMACEUTICAL INGREDIENT MANUFACTURE

## COSTING FOR GMP MANUFACTURE OF 30KG OF PBT2 (MAY 2007)

| | Estimated Cost AUD |
|---|---|
| **TECHNICAL FEE** | |
| Project management, including additional raw material /consumable sourcing, receipt etc | $10,000 |
| Process development | $20,000 |
| Analytical Testing of Raw Materials and Finished Product | $30,000 |
| Manufacture of 30kg of Product under GMP (excluding raw materials) | $450,000 |
| Hazop assessment | $10,000 |
| **DOCUMENTATION** | |
| cGMP Documentation including preparation and issue of Test Methods, Process Batch Records | $20,000 |
| **TOTAL** | **$540,000** |
| **OPTIONAL EXTRAS** | |
| Stability trials | $40,000* |
| Development Report | $20,000 |

**RAW MATERIALS**

Reagents, solvents, laboratory consumables and any specific analytical columns to be sourced by IDT and disbursed at cost. Waste is disposed of at cost. External analysis also disbursed at cost.

* To be paid on commencement of stability trial (assumes 6 time points)

# ATTACHMENT 2

## PROJECT AUTHORISATION

TO : Justine Walter
R&D Project Leader
IDT Australia Limited
45 Wadhurst Drive
BORONIA VIC 3155

Dear Justine

I have read your proposal for the GMP Manufacture of 30Kg of PBT2, dated 25th May 2007 and the accompanying Standard Terms and conditions.

We wish to proceed with the project as described.

SIGNED : [signature]

TITLE : Chief Operating Officer

COMPANY : Prana Biotechnology

DATE : 6th June 2007

CC : Dr R Elliott
General Manager
[signature]

**INSTITUTE OF DRUG TECHNOLOGY AUSTRALIA LIMITED**
**(ABN 66 006 522 970)**

**TERMS AND CONDITIONS FOR CONSULTING WORK**

## 1. PAYMENT

Invoices for work done or services provided shall be submitted by Institute of Drug Technology Australia Ltd (ABN 66 006 522 970) ("the Company") either at fixed stages as specified in the proposals or at intervals of not more than three months. All such invoices shall be paid by the client within thirty (30) days of the date of invoice. The Company reserves the right to charge interest on the unpaid balance of any invoice at the expiration of thirty (30) days from the date of that invoice at the current National Australia Bank prime lending rate for small borrowers.

## 2. CANCELLATION

If the client cancels the project after authorisation is given and work has commenced a 15% cancellation fee will apply to the remainder of the uncompleted work.

If the client fails to pay the Company for work done or services provided as required by these terms and conditions, or if the client shall:-

(a) go into liquidation or commit any act of bankruptcy;

(b) have a Receiver or Manager or Provisional Liquidator appointed; or

(c) enter into any arrangement or composition with its creditors or assignment for the benefit of its creditors

then the Company shall have the right to cancel any contract with the client and discontinue any work for the client and all sums owing to the Company by the client at that time shall become an immediate debt due to the Company recoverable as on account stated.

## 3. RESPONSIBILITY

(a) The Company and its servants or agents shall carry out all tests, research and development in accordance with accepted standards of laboratory practice and good clinical research practice and shall manufacture and deliver the subject products in accordance with the detailed specifications separately agreed between the parties [Contract Specifications] and shall advise with due care and skill, but shall not be liable for any loss or damage, direct or indirect, of whatsoever kind, unless the same results directly or indirectly from noncompliance with the above described standards or the Contract Specifications, or a negligent, reckless or intentionally harmful act or omission on the part of the Company or its servants or agents.

(b) The client shall indemnify and hold harmless the Company in respect of any and all claims or demands by any third party against the Company alleging loss, damage or injury arising out of the work done and/or services provided by the Company save and except for loss, damage or injury arising directly or indirectly from noncompliance with the above described standards or the Contract Specifications, or a negligent, reckless or intentionally harmful act or omission on the part of the Company or its servants or agents.

(c) Any delay or failure to perform on the part of the Company arising from causes beyond the reasonable control of the Company or its servants or agents shall not be deemed a default on the part of the Company or put an end to the agreement between the Company and the client which agreement shall continue in suspense or part performance until such cause or causes shall have ceased whereupon it shall continue upon the same terms and conditions as before. If such cause preventing performance of this Agreement continues for a period of six months, either party may terminate this agreement by notice to the other with no further liability other than amounts accrued as of the date of cessation of performance.

## 4. CONFIDENTIALITY

The Company will preserve the security and secrecy of information supplied to the Company by the client which the client specifies to be confidential information and any information, data and material generated in the course of the work covered by this contract and carried out for the client by the Company. Nothing in these terms and conditions shall impose upon the Company any obligation not to disclose:-

(a) information already known to the Company prior to its disclosure to the Company by the client;

(b) information lawfully received by the Company from a third party;

(c) information which is in the public domain through no fault of the Company's.

## 4A OWNERSHIP OF INFORMATION

The client shall own all the any information, data and material generated in the course of the work covered by this contract and carried out for the client by the Company

## 5. MEDIATION

If any dispute or difference arises between parties in relation to the operation of this Agreement, its termination or the consequences thereof, the parties agree to first endeavour to settle such dispute or difference by mediation. In such circumstances the mediation shall be conducted in accordance with the following rules:

(a) the mediation shall be administered by the Australian Commercial Dispute Centre;

(b) the mediator shall be a person agreed by the parties or in default by the President of the Australian Commercial Dispute Centre;

(c) the mediator shall be a person having knowledge and experience in relation to intellectual property and an understanding of the pharmaceutical industry;

(d) the mediation shall be commenced by either party serving on the other a notice of dispute specifying the matter which it requires to be determined. Forthwith, and in any event within 14 days, the parties shall agree a mediator and in default thereof, the Australian Commercial Dispute Centre shall be requested to appoint a mediator;

(e) the mediator shall have control of the timetable for the undertaking of the mediation, but in any event the mediation is to be completed within 60 days of service of the notice of dispute;

(f) until a matter has been subject to mediation, neither party will commence any form of legal proceeding against the other in relation to that matter.

## 6. LAW APPLICABLE

All questions, disputes and differences between the client and the Company together with the construction and interpretation of these terms and conditions shall be governed by and subject to the law of the State of Victoria, Australia.

## 7. GENERAL

All work done and services provided by the Company are subject to these terms and conditions which shall govern the relationship between the parties and all other terms, conditions, warranties and representations, whether express or implied, are hereby specifically excluded. The agreement including these terms and conditions will take effect on the date of signature of the client or completion of services to the client's reasonable satisfaction, whichever occurs later. The Company's obligations under paragraphs 3(b) and 4 shall survive any termination or expiration of the subject agreement.

## 8. GOODS AND SERVICES TAX

The parties hereby agree to the provisions set forth in Schedule 1 with respect to the implementation of a Goods and Services Tax.

# Schedule 1

**GST** means the Goods and Services Tax as imposed by the GST Law.

**GST Amount** means any Payment (or the relevant part of the Payment) multiplied by the appropriate rate of GST (currently 10%).

**GST Law** has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999, or, if that Act does not exist for any reason, means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

**Input Tax Credit** has the meaning given to that term under GST Law.

**Payment** means any amount payable under or in connection with this Agreement including any amount payable by way of indemnity, reimbursement, or otherwise (other than a GST Amount) and includes the provision of any non-monetary consideration.

**Tax Invoice** has the meaning given to that term by GST Law. Taxable Supply has the meaning given to that term by the GST Law.

**1.** The parties agree that:

(a) all Payments have been calculated without regard to GST;

(b) each party will comply with its obligations under the Trade Practices Act 1974 when calculating the amount of any Payment and the amount of any relevant payments will be adjusted accordingly;

(c) if the whole or any part of any Payment is the consideration for a Taxable Supply for which the payee is liable for GST, the payer must pay to the payee an additional amount equal to the GST Amount, either concurrently with that Payment or as otherwise agreed in writing;

(d) any reference to a cost or expense in the Agreement excludes any amount in respect of GST forming part of the relevant cost or expense when incurred by the relevant party for which that party can claim an Input Tax Credit. That relevant party will be assumed to be entitled to full Input Tax Credits unless it can claim otherwise prior to the date of any Payment; and

(e) the payee will provide to the payer a Tax Invoice at the same time as any GST Amount is payable.

**2.** The Company will provide to the Client any information reasonably requested by the client relating to the Company's input Tax Credits and the amount of any costs incurred by the Investigator directly in connection with supplies made by the Investigator under this Agreement.